Exhibit 10.1

PRIVILEGED AND CONFIDENTIAL

PROVIDED AS PART OF SETTLEMENT DISCUSSIONS

SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE

AND ALL BANKRUPTCY AND STATE LAW EQUIVALENTS

PLAN SUPPORT AGREEMENT REGARDING

CURATIVE HEALTH SERVICES, INC. AND ITS SUBSIDIARIES

THIS PLAN SUPPORT AGREEMENT (as the same may be amended, modified, or supplemented from time to time, this “Agreement”), is entered into as of December 2, 2005, by and among (a) Curative Health Services, Inc., and its subsidiaries(1) (collectively, the “Company” or “Curative”); and (b) the holders (or investment managers or advisers for the beneficial owners) identified on Schedule 1 (the “Supporting Noteholders”) of the Curative Health Services, Inc. $185 million 10 3/4% Senior Notes Due 2011 (the “Senior Notes”) (Curative together with the Supporting Noteholders, the “Parties” and each individually, a “Party”).

RECITALS

WHEREAS, Curative has determined in the exercise of its fiduciary duty that it is necessary, appropriate and timely to undertake a restructuring of its debt and equity interests and, to that end, is contemplating a restructuring of its financial obligations (the “Financial Restructuring”) through the prosecution of jointly administered chapter 11 cases (collectively, the “Chapter 11 Cases”)  under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) which shall be filed in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Supporting Noteholders hold in the aggregate, not less than 78% of the outstanding principal amount of the Senior Notes;

WHEREAS, certain of the Supporting Noteholders are members of an ad hoc group of certain holders of the Senior Notes (the “Ad Hoc Committee”) that has engaged in good faith negotiations with Curative with the objective of reaching an agreement regarding the principal terms of the Financial Restructuring and has reached agreement in principle on the terms and conditions set forth in the Chapter 11 Plan Term Sheet (the “Term Sheet”), a copy of which is attached hereto as Exhibit A;

WHEREAS, in order to implement the Financial Restructuring, Curative intends to (i) prepare a disclosure statement that is consistent in all respects with the Term Sheet and otherwise in form and substance reasonably satisfactory to the holders of a majority in amount of

(1) The subsidiaries which are parties to this Agreement are:  Apex Therapeutic Care, Inc., eBioCare.com, Inc., CHS Services, Inc., Hemophilia Access, Inc., Infinity Infusion, LLC, Infinity Infusion II, LLC, Infinity Infusion Care, Ltd., Curative Health Services of New York, Inc., Optimal Care Plus, Inc., MedCare, Inc., Critical Care Systems, Inc., Curative Health Services Co., Curative Health Services III Co., and Curative Pharmacy Services, Inc.

the Senior Notes (the “Disclosure Statement”), (ii) prepare a plan of reorganization that is consistent in all respects with the Term Sheet and otherwise in form and substance reasonably satisfactory to the holders of a majority in amount of the Senior Notes held by the Supporting Noteholders (the “Plan”), (iii) solicit the requisite votes in favor of the Plan, (iv) commence the Chapter 11 Cases before the Bankruptcy Court, (v) on the date of commencement of the Chapter 11 Cases, submit the Plan and Disclosure Statement for approval of the Bankruptcy Court, and (vi) use reasonable best efforts to have the Disclosure Statement approved and the Plan confirmed by the Bankruptcy Court, in each case, as expeditiously as practicable under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure;

WHEREAS, each Supporting Noteholder holds or is the legal or beneficial holder of, or the investment manager with discretionary authority with respect to, the aggregate principal amount of Senior Notes set forth below each such Supporting Noteholder’s signature attached hereto and, in order to facilitate the implementation of the Financial Restructuring, each of the Supporting Noteholders is prepared to support, to the extent legally possible, on the terms and subject to the conditions of this Agreement and applicable law, if and when solicited to do so in accordance with applicable law, to vote (or, in the case of managed or advised accounts, instruct its custodial agents to vote) to accept the Plan in the Chapter 11 Cases; and

WHEREAS, Curative desires to obtain the commitment of the Supporting Noteholders to support and vote for the Plan, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto hereby agrees as follows:

1.             Support of Financial Restructuring.  Subject to Section 11, as long as this Agreement has not been terminated pursuant to Section 7 hereof, each Supporting Noteholder severally agrees with each other Supporting Noteholder and with the Company that, if the Company proposes the Plan, such Supporting Noteholder (i) will, subject to receipt of a Disclosure Statement prepared pursuant to and satisfying the requirements of the Bankruptcy Code applicable to disclosure statements that contains information concerning the Company and such Plan that is in all material respects consistent with the information provided to the Supporting Noteholders by the Company or filed with the Securities Exchange Commission (collectively, “Information”) and contains no information that is materially inconsistent with the Information, and further subject to its vote on the Plan being solicited in accordance with the Bankruptcy Code (the “Solicitation Standards”), vote all of its claims against the Company, whether now owned or hereafter acquired, to the extent lawfully allowed to vote, to accept such Plan and otherwise support and take all reasonable actions to facilitate, the proposal, solicitation, confirmation, and consummation of such Plan; (ii) will not object to confirmation of, or vote to reject, the Plan or otherwise commence any proceeding to oppose or alter the Plan, the Disclosure Statement in respect of the Plan, the solicitation of its acceptance of the Plan in accordance with the Solicitation Standards or any other reorganization documents containing terms and conditions consistent in all respects with the Term Sheet and this Agreement; (iii) will vote against any restructuring workout or plan of reorganization relating to Curative other than the Plan; and (iv) will not directly or indirectly seek, solicit, support, encourage, vote for, consent

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to, or participate in the negotiation or formulation of (x) any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, or restructuring for the Company other than the Plan, (y) any disposition outside of the Plan of all or any substantial portion of the assets of the Company, or (z) any other action that is inconsistent with, or that would delay or obstruct the proposal, solicitation, confirmation, or consummation of, the Plan.

2.             Forbearance.  As long as this Agreement has not been terminated pursuant to Section 7 hereof, each of the Supporting Noteholders agrees to forbear from (a) exercising remedies with respect to any of Curative’s Defaults and Event of Defaults arising, or which may arise, under the Indenture for the Senior Notes (the “Indenture”), and will not instruct the Indenture Trustee to take any enforcement or other actions against Curative with respect to the Indenture, and will take all commercially reasonable actions to oppose and object to, and will not support, any person in taking any action to exercise remedies under or with respect to the Indenture, and (b) filing, or joining, seeking, soliciting, supporting, encouraging or assisting a third party to file, an involuntary bankruptcy petition against Curative.

3.             Proposal of Plan.  The Company (a) represents to each Supporting Noteholder individually that it is their present intention to promptly and diligently (i) initiate the Chapter 11 Cases upon fulfillment of the conditions precedent to the Company’s obligations under this Agreement; (ii) prepare and deliver the Plan, the Disclosure Statement in respect of the Plan, and other necessary or appropriate reorganization documents containing terms and conditions consistent with the Term Sheet; (iii) solicit acceptances of the Plan by means of the Disclosure Statement in accordance with the Solicitation Standards; and (iv) achieve the confirmation and consummation of such Plan; and (b) agree, as long as this Agreement has not been terminated pursuant to Section 7 hereof, to use their reasonable best efforts, subject to their fiduciary duty to equityholders and creditors, to promptly and diligently carry out, and oppose any efforts to prevent, the actions described in section (a) of this sentence.

4.             No Solicitation.  Notwithstanding any other provision of this Agreement, nothing in this Agreement is intended to be or constitute, and nothing in this Agreement shall be deemed to be or constitute, a solicitation of any vote or any agreement to vote for any plan of reorganization.

5.             Restrictions on Transfer.  As long as this Agreement has not been terminated pursuant to Section 7 hereof and the confirmation and effective date of the Plan have not occurred, no Supporting Noteholder may, directly or indirectly, sell, assign, transfer, hypothecate, grant any option or right to acquire, or otherwise dispose of (each, a “Transfer”) all or any portion of any claim against or equity interest in the Company or any interest therein, unless the purchaser, assignee, or transferee (the “Transferee”) agrees in writing in the form attached hereto as Exhibit B (such writing a “Transferee Acknowledgement”) at the time of such Transfer to be bound by all of the terms of this Agreement in its entirety, without revisions, as a Party hereto, including without limitation Section 1 hereof.  Upon execution of the Transferee Acknowledgement, the Transferee shall be deemed to be a Supporting Noteholder.  Any Transfer not effected in accordance with the foregoing shall be deemed void ab initio.  In the event of a Transfer, the transferor shall, within three business days after such Transfer, provide notice of such transfer to Curative Health Services, Inc., together with a copy of the Transferee Acknowledgement and, if the transferor has transferred all of its claims subject to this

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Agreement, then such transferor shall automatically be released from any further obligations hereunder.

6.             Further Acquisition of Senior Notes and Claims.  This Agreement shall in no way be construed to preclude any Supporting Noteholder from acquiring additional Senior Notes.  However, any such Senior Notes so acquired shall automatically be deemed to be subject to all of the terms of this Agreement.

7.             Termination.  Upon the occurrence of any of the following events or conditions:

(i)            the final terms of the Plan have not been agreed to by the Parties by December 14, 2005;

(ii)           the prepetition solicitation pursuant to the Disclosure Statement and Plan has not commenced on or before December 21, 2005 (the “Solicitation Date”);

(iii)          the Company fails to file the Plan with the Bankruptcy Court by January 31, 2006;

(iv)          an order confirming the Plan shall not have been entered by the Bankruptcy Court on or before April 30, 2006;

(v)           the Company shall file with the Bankruptcy Court a plan of reorganization on terms and conditions different from, or a disclosure statement not consistent with, the Term Sheet or otherwise in form and substance not reasonably satisfactory to the Supporting Noteholders;

(vi)          once filed, and prior to the confirmation of the Plan, any or all of the Chapter 11 Cases shall have been converted to a case or cases under chapter 7, to one or more liquidating chapter 11 cases, or dismissed;

(vii)         the Bankruptcy Court terminates the Company’s exclusive period to file the Plan or such exclusive period lapses;

(viii)        an examiner is appointed pursuant to section 1104(c)(1) of the Bankruptcy Code with expanded powers to run the business of the Company, or an examiner or the Bankruptcy Court makes a finding of fraud, dishonesty, or misconduct by any officer or director of Curative, or a trustee under chapter 7 or chapter 11 of the Bankruptcy Code is appointed for the Company in any of the Chapter 11 Cases;

(ix)           there shall have occurred any material breach of this Agreement by the Company or any representation or warranty made by the Company in this Agreement shall be incorrect in any material respect;

(x)            since the date of the filing of the Company’s most recent Form 10-Q, there has been a change in the assets, liabilities, sales, income, business, or prospects of

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Curative or in its relationships with suppliers, customers, or other persons with which it does business, that have been, either in any case or in the aggregate, in the reasonable opinion of a majority in amount of the Supporting Noteholders, materially adverse;

(xi)           any court shall enter a final nonappealable judgment or order declaring this Agreement to be unenforceable;

(xii)          the Company shall withdraw the Plan or publicly announce its intention not to support the Plan;

then:

all obligations of the Parties under this Agreement shall automatically terminate and be of no further force or effect; provided, however, that no party shall have the right to so terminate this Agreement upon the occurrence of any of the events and conditions described above unless such Party has given written notice thereof to each of the other Parties hereto specifically identifying the basis upon which such Party is exercising its right to terminate, and the event or condition giving rise to such right is not cured within five (5) business days of such written notice; and, provided, further, that such event or condition shall be deemed cured if the applicable requirement contained in such clause is satisfied within such five (5) business day period regardless of any date specified in such claims.  For the avoidance of doubt, (A) only a majority in amount of the Supporting Noteholders shall have the right to terminate this Agreement under clauses (i), (ii), (iii), (iv) or (x) referenced above, and (B) each Supporting Noteholder shall have the right to terminate this Agreement, but such termination shall apply only to such Supporting Noteholder, under clauses (v) and (ix) referenced above.  During the period following the commencement of the Chapter 11 Cases, but prior to the scheduling by the Bankruptcy Court of the confirmation hearing, enforcement of this Agreement as to the Company shall be limited by applicable bankruptcy law.  Termination in accordance with this paragraph shall not affect any Party’s remedies as a result of any breach by any other Party.  Notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall terminate on May 31, 2006.

8.             Conditions to Effectiveness of this Agreement.  This Agreement shall not become effective until such time as each of the following conditions have been satisfied:

(a)           The receipt by Curative of the authorized signatures to this Agreement by at least two Supporting Noteholders holding, in the aggregate, not less than 78% of the outstanding principal amount of the Senior Notes; and

(b)           Execution of this Agreement by the Company.

9.             Public Disclosures.  Prior to the issuance of any public disclosures regarding the Financial Restructuring, Curative shall consult with the Ad Hoc Committee, or if no such Ad Hoc Committee then exists, the Supporting Noteholders (or so many of the Supporting Noteholders that are willing to receive restricted information at such time), as to the form and substance of such public disclosures, provided that at all times the Company shall be solely responsible for each public disclosure made by it.  Without limiting the generality of the foregoing, unless required by lawful subpoena issued by a court of competent jurisdiction,

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Curative shall not, and shall cause each of its direct and indirect subsidiaries not to, disclose (i) any Supporting Noteholder’s identity or (ii) the amount of such Supporting Noteholder’s holdings of Senior Notes, without the prior written consent of such Supporting Noteholder in each case; and, if such announcement or disclosure is so required, Curative shall afford the Supporting Noteholders a reasonable opportunity to review and comment upon any such announcement or disclosure prior to the applicable announcement or disclosure.

10.           Fiduciary Duties.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Curative or any directors or officers of Curative (in such person’s capacity as a director or officer of Curative) to take any action, or to refrain from taking any action, to the extent required to comply with its or their fiduciary obligations under applicable law.  Nothing herein will limit or affect, or give rise to any liability, to the extent required for the discharge of the fiduciary obligations described in this Section 10.

11.           Impact of Appointment to Creditors’ Committee.  Curative agrees to use its reasonable best efforts, if requested by any Supporting Noteholder, to support such Supporting Noteholder’s appointment to any official unsecured creditors’ committee (“Creditors’ Committee”) formed pursuant to 11 U.S.C. § 1102 in the Chapter 11 Cases. Notwithstanding anything herein to the contrary, if any Supporting Noteholder is appointed to and serves on the Creditors’ Committee in the Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit any actions taken in furtherance of such Supporting Noteholder’s fiduciary duties to any person arising from its service on such Creditors’ Committee, and any such exercise (in the sole discretion of such Supporting Noteholder) of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement.

12.           Notices.  All notices, requests, elections, and demands under or in connection with this Agreement shall be in writing and shall be delivered by hand, sent by recognized overnight courier, or sent by facsimile or similar electronic means to the Party as set forth under its signature hereto, or to such other address or facsimile number as such Party shall provide to all other Parties hereto in writing, and shall be deemed sent or given hereunder, in the case of personal delivery or delivery by recognized overnight courier, on the date of actual delivery, and in the case of transmission by facsimile or similar electronic means, on the date of actual transmission.

13.           Entire Agreement; Modification; Waiver.  This Agreement and the Plan (the provisions of which are incorporated herein) constitute the entire agreement among the Parties as to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, warranties, and understandings of the Parties, whether oral, written, or implied, as to the subject matter hereof.  Notwithstanding anything to the contrary herein, no supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all Parties.  No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.

14.           No Third-Party Beneficiaries.  Nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any person or

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entity other than the Parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any Party to this Agreement.

15.           Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of, each Party hereto and their respective legal representatives, successors, and assigns.

16.           Further Documents.  Each Party hereto agrees to execute any and all documents, and to do and perform any and all acts and things, reasonably necessary or proper to effectuate or further evidence the terms and provisions of this Agreement and agrees to negotiate in good faith the definitive documents relating to this Agreement and the Plan, provided that this shall not require Supporting Noteholders to incur any costs, fees or expenses unless paid (or reimbursed) by the Company.

17.           Representations and Warranties:

(a)           Representations and Warranties of the Supporting Noteholders.  Each Supporting Noteholder hereto severally and not jointly, as to itself only, represents and warrants to each of the Parties hereto that, as of the date of this Agreement, it is the legal or beneficial holder of, or the investment manager with discretionary authority with respect to, the principal amount of Senior Notes set forth below its name on the signature page hereto.

(b)           Representations and Warranties of Curative.  Each of the Curative entities represents and warrants to each of the Supporting Noteholders that the following statements are true, correct, and complete as of the date hereof:

(i)            Curative has due authority to enter into, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement; and

(ii)           There are no actions, suits, claims, proceedings or, to its knowledge, investigations pending or, to its knowledge, threatened against any of the Curative entities or any of its current or former directors or officers that would give rise to a claim for indemnification against any of the Curative entities by any of such directors or officers under applicable law or the certificate of incorporation and/or by-laws of any of the Curative entities, except as set forth on Schedule 17(b)(ii); and

(iii)          The information provided by Curative to the Supporting Noteholders in connection with the Financial Restructuring did not, when provided, contain any untrue statement of a material fact nor did it fail to state any fact necessary in order to make such information not materially misleading.

(c)           Representations and Warranties of Curative and the Supporting Noteholders.  Each of the Parties hereto, severally and not jointly, and as to itself only, represents and warrants to the other Parties that the following statements, as applicable to it, are true, correct and complete as of the date hereof:

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(i)            The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or similar action on its part, subject, in the case of performance by the Company, to required Bankruptcy Court approvals related to the solicitation, confirmation, and consummation of the Plan, and that the person executing this Agreement on behalf of such Party has been duly-authorized to execute this Agreement on behalf of and bind such Party;

(ii)           This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, subject in the case of the Company, to required Bankruptcy Court approvals related to the solicitation, confirmation, and consummation of the Plan;

(iii)          Subject in the case of the Company to required Bankruptcy Court approvals related to the solicitation, confirmation, and consummation of a Plan, the execution, delivery and performance by it of this Agreement do not and shall not (a) violate any provision of law, rule or regulation applicable to it or any of its affiliates or its certificate of incorporation or by-laws, (b) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation or bylaws, or (c) require the consent of any third party which has not been obtained; and

(iv)          It has entered into this Agreement after receiving the advice of counsel regarding the matters contemplated hereby.

(d)           Except as expressly set forth in this Agreement, none of the Parties hereto makes any representation or warranty, written or oral, express or implied.

18.           Severability.  If any portion of this Agreement shall be held to be invalid or unenforceable, then that portion shall be deemed modified (only to the extent necessary and in a manner consistent with the remainder of this Agreement) so as to be valid and enforceable, or if such modification is not reasonably feasible, shall be deemed to have been severed out of this Agreement, and the Parties acknowledge that the balance of this Agreement shall in any event be valid and enforceable unless the effect shall be to materially alter the terms and conditions of this Agreement.

19.           Headings.  The descriptive headings of the several sections of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

20.           Specific Performance.  This Agreement, including without limitation the Parties’ agreement herein to support the Plan and to facilitate its confirmation, is intended as a binding commitment enforceable in accordance with its terms.  It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

21.           Interpretation.  This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner,

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and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

22.           Consideration.  It is hereby acknowledged by the Parties that no payment or additional consideration shall be due or paid to the Supporting Noteholders for their agreement to vote in accordance with and otherwise comply with the terms and conditions of this Agreement other than the obligations of the other Parties hereunder.

23.           Rule of Interpretation.  Notwithstanding anything contained herein to the contrary, it is the intent of the Parties that all references to votes or voting in this Agreement be interpreted to include (i) votes or voting on a plan of reorganization under the Bankruptcy Code and (ii) all means of expressing agreement with, or rejection of, as the case may be, a restructuring or reorganization transaction that is not implemented under the Bankruptcy Code.

24.           Counterparts; Fax Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page by facsimile transmission shall be effective as delivery of a manually executed counterpart.

25.           Governing Law.  Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed entirely within such state.

26.           Jurisdiction.  By its execution and delivery of this Agreement, each of the Parties hereto irrevocably and unconditionally agrees that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement (including specific performance) of any judgment rendered in any such action, suit or proceeding, shall be brought in the Bankruptcy Court or prior to the commencement of the Chapter 11 Cases, in the federal district court or appropriate state court located within the State of New York.  By its execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the jurisdiction of the Bankruptcy Court and the federal and state courts located within the State of New York for such purposes and agrees that any such legal action, suit, or proceeding shall constitute a core proceeding within the meaning of 28 U.S.C. § 157(b)(2).

27.           Expenses.

(a)           In any action or proceeding brought by a Party hereto against any other Party hereto to enforce any provision of this Agreement, or to seek damages for a breach of any provision hereof, or where any provision hereof is validly asserted as a defense, each party shall bear its own attorneys’ fees and costs.

(b)           The Company shall pay or procure the payment of, before the commencement of the Chapter 11 Cases, all prepetition fees and expenses of the Ad Hoc Committee and the Indenture Trustee for the Senior Notes (the “Indenture Trustee”) and of their respective legal and

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financial advisors relating to the Financial Restructuring, outstanding at the time of such commencement and to undertake in the Plan to pay, or procure the payment of, upon the consummation of the Plan all postpetition fees and expenses of the Ad Hoc Committee and the Indenture Trustee and of their respective legal and financial advisors relating to the Chapter 11 Cases.  For the avoidance of doubt, nothing in this Section 27(b) shall require the Company to pay the fees and expenses of more than one financial advisor and one legal advisor to the Ad Hoc Committee.

28.           Effectiveness of the Agreement.  This Agreement shall be effective on the date it has been signed by each of the Supporting Noteholders and each of the Curative entities.  With respect to any Party who becomes a Party hereto after the date hereof, including Transferees pursuant to Section 5 hereof, this Agreement shall be effective as of the date such signatory executes and delivers this Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

[Remainder of page intentionally blank; signature pages follow]

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CURATIVE HEALTH SERVICES, INC.,
a Minnesota corporation formerly known as Curative Holding Co.

By:
Name:
Title:
Date:

EBIOCARE.COM, INC.

By:
Name:
Title:
Date:

HEMOPHILIA ACCESS, INC.

By:
Name:
Title:
Date:

APEX THERAPEUTIC CARE, INC.

By:
Name:
Title:
Date:

CHS SERVICES, INC.

By:
Name:
Title:
Date:

CURATIVE HEALTH SERVICES OF NEW YORK, INC.

By:
Name:
Title:
Date:

OPTIMAL CARE PLUS, INC.

By:
Name:
Title:
Date:

INFINITY INFUSION, LLC

By: Curative Health Services Co., its Sole Member

By:
Name:
Title:
Date:

INFINITY INFUSION II, LLC

By: Curative Health Services Co., its Sole Member

By:
Name:
Title:
Date:

INFINITY INFUSION CARE, LTD.

By: Infinity Infusion II, LLC, its Sole General Partner

By: Curative Health Services Co., the Sole Member of Infinity Infusion II, LLC

By:
Name:
Title:
Date:

MEDCARE, INC.

By:
Name:
Title:
Date:

CURATIVE PHARMACY SERVICES, INC.

By:
Name:
Title:
Date:

CURATIVE HEALTH SERVICES CO.,
a Minnesota corporation formerly known as Curative Health Services, Inc.

By:
Name:
Title:
Date:

CRITICAL CARE SYSTEMS, INC.

By:
Name:
Title:
Date:

CURATIVE HEALTH SERVICES III CO.

By:
Name:
Title:
Date:

EXHIBIT A

Term Sheet

December 2, 2005

CURATIVE HEALTH SERVICES, INC.

TERMS OF RESTRUCTURING

This term sheet sets forth a brief summary of the principal terms of a proposed restructuring (the “Restructuring”) of the $185 million of 10 3/4 % Senior Notes due 2011 (the “Senior Notes”) issued by Curative Health Services, Inc. (“CURE”). Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Indenture dated as of April 23, 2004, among CURE, the Guarantors (as defined therein), and Wells Fargo Bank, N.A. as Trustee.  As used herein, CURE, the Guarantors, and any remaining subsidiaries of CURE are referred to as “Curative.”  This term sheet does not represent a commitment, obligation or understanding on the part of Curative, the holders of the Senior Notes (the “Senior Noteholders”), or the Trustee to, as applicable, (a) amend, waive or otherwise modify (including without limitation by way of restructuring, refinancing, termination, cancellation or exchange) any agreement, including without limitation the Senior Notes, or any term or provision thereof or of any agreement, instrument or document related thereto, (b) forbear from exercising remedies with respect thereto, (c) agree with, admit or concede the validity or enforceability of any claim by the Senior Noteholders or (d) take action, or refrain from taking action, with respect to the foregoing.  No party shall be so obligated unless and until all internal credit, board and other necessary approvals, as applicable, are sought and obtained, all definitive documentation is negotiated and executed and all conditions precedent are satisfied or waived.

The terms discussed herein are an integrated offer, are not divisible except as described herein, and are subject to the terms and conditions hereof.  This term sheet is provided in confidence and may be distributed only with the express written consent of CURE and counsel to the Ad Hoc Committee of Senior Noteholders (the “Ad Hoc Committee”).  This term sheet does not include a description of all of the terms, conditions and other provisions that are to be contained in the definitive documentation governing such matters, which remain subject to discussion and negotiation to the extent not inconsistent with the specific matters set forth herein.  This term sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions, and is intended to be entitled to the protections of Rule 408 of the Federal Rules of Evidence and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions.

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OF CURATIVE OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN OF REORGANIZATION.  SUCH OFFER OR SOLICITATION SHALL ONLY BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

I.	Companies Affected:	The Restructuring shall, at a minimum, impact CURE and the Guarantors.

II.	GECC Credit Facility:

Except as otherwise provided herein, all of the respective obligations of Curative pursuant to the GECC Credit Facility shall be refinanced, unimpaired and/or reinstated in full. Depending on the form of the Restructuring, certain consents, waivers, amendments or modifications may be required from a requisite number of lenders under the GECC Credit Facility.

III.	Department of Justice Obligations:

The approximately $375,000 which remains outstanding to the Department of Justice in connection with Curative’s settlement of all federal investigations and legal proceedings related to certain whistleblower lawsuits shall be unimpaired/unaffected by the Restructuring.

IV.	Apex Convertible Note:

CURE and the Ad Hoc Committee shall evaluate whether the $1.54 million convertible Note (the “Apex Convertible Note”) issued in connection with Curative’s purchase of Apex Therapeutic Care, Inc. (“Apex”) may be subordinated under the Bankruptcy Code and shall treat such claim as subordinated if such treatment is consistent with applicable bankruptcy law. If CURE and the Ad Hoc Committee mutually determine that such treatment is not consistent with applicable bankruptcy law, or mutually agree otherwise, then the Apex Convertible Note shall be treated as a disputed general unsecured claim and shall receive the same form of consideration as received by the Senior Noteholders in the full amount of the claim related to the Apex Convertible Note allowed by the bankruptcy court; provided, however, that the ultimate resolution of the claim related to the Apex Convertible Note by the bankruptcy court shall not be a condition to the occurrence of the effective date of any relevant plan of reorganization (the “Effective Date”) and such consideration shall be reserved pending the resolution of such claim.

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V.	Retail Pharmacies’ Indemnification Claims Related to the DHS Audit:

Any allowed indemnification claims of the retail pharmacies against Apex and/or eBioCare.com (“eBioCare”) resulting from the final DHS audit and allowed by the bankruptcy court (each a “DHS Claim” and collectively the “DHS Claims”) shall be treated as general unsecured claims solely against Apex and eBioCare, as applicable, and shall receive: (a) if the pharmacies vote as a class to accept the plan, either (i) a note (each a “DHS Note” and collectively the “DHS Notes”) payable over time with a principal amount equal to each respective allowed claim as a percentage of the amount of all allowed unsecured claims against Apex and/or eBioCare, as applicable, multiplied by the value of Apex and/or eBioCare, as applicable (the “DHS Percentage Recovery”). The DHS Notes shall each have a term of 7 years and shall accrue (but not pay) interest at the rate of interest such that the present value of the DHS Note equals the face amount of the DHS Note, or such other terms as the Ad Hoc Committee and Curative mutually agree or otherwise established by the bankruptcy court; provided, however, that the DHS Notes shall not be issued to each retail pharmacy until their respective claims are allowed by the bankruptcy court, and interest shall not begin to accrue until each respective DHS Note is issued; or (ii) if specifically designated by a holder, a cash payment payable on the later of (A) 30 days after the DHS Claims are allowed by the bankruptcy court, or (B) the Effective Date, equal to 50% of the face amount of the DHS Note; (b) if the pharmacies vote to reject the plan, the same form of consideration as the Senior Noteholders described in Section XI (the “Senior Noteholder Recovery”) in an amount equal to the respective DHS Note; or (c) such other consideration agreed to by CURE and the Ad Hoc Committee or as otherwise approved by the bankruptcy court. The ultimate resolution of the DHS Claims and the final terms of any DHS Note provided to each of the retail pharmacies as consideration for their claims shall not be a condition to the Effective Date and such consideration (whether DHS Notes, cash or New CURE Stock (as defined below)) shall be reserved pending the resolution of such claims.

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VI.	Litigation Claims:

All litigation claims (excluding the DHS Claims) allowed by the bankruptcy court (the “Apex  Litigation Claims”) against Apex and eBioCare shall receive the same treatment as the DHS Claims as described in Section V above.

Litigation claims against Curative (excluding Apex and eBioCare) allowed by the bankruptcy court (the “Curative Litigation Claims”) shall receive (a) if the Curative Litigation Claims vote as a class to accept the plan: (i) a note payable over time with a principal amount equal to the respective allowed claim as a percentage of the amount of all allowed unsecured claims against Curative on a consolidated basis (excluding Apex and eBioCare) multiplied by the value of Curative on a consolidated basis (excluding Apex and eBioCare) (each a “Curative Litigation Note” and collectively the “Curative Litigation Notes”). The Curative Litigation Notes shall each have a term of 7 years and shall accrue (but not pay) interest at the rate of interest such that the present value of the Curative Litigation Note equals the face amount of the Curative Litigation Note, or such other terms as the Ad Hoc Committee or Curative mutually agree or otherwise established by the bankruptcy court; provided, however, that the Curative Litigation Notes shall not be issued until the respective claims are allowed by the bankruptcy court, and interest shall not begin to accrue until each respective Curative Litigation Note is issued; or (ii) if specifically designated by a holder, a cash payment payable on the later of (A) 30 days after the Curative Litigation Claims are allowed by the Bankruptcy Court, or (B) on the Effective Date, equal to 50% of the face amount of the Curative Litigation Note; (b) if the Curative Litigation Claims vote as a class to reject the plan, the Senior Noteholder Recovery; or (c) such other consideration agreed to by CURE and the Ad Hoc Committee or as otherwise approved by the bankruptcy court.

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VII.	New Second-Lien Notes or Increased Credit Facility:

Curative shall incur an additional $27.75mm of indebtedness (the “New Debt”), structured at the Ad Hoc Committee’s option, in the form of second-lien notes or as part of a larger senior credit facility; provided, however, that the total Funded Debt Obligations of Curative upon the Effective Date shall not exceed $77.75mm.

The closing of the New Debt, and the payment of the Cash Consideration (as defined below) to the Senior Noteholders, shall occur on or before the Effective Date.

“Funded Debt Obligations” shall include the total amount of the exit facility funded and outstanding as of the Effective Date, the New Debt, any allocated debt on account of the DHS Notes, Apex Litigation Claims, Curative Litigation Claims, Apex Unsecured Claims and Curative Unsecured Claims, if applicable, and any other funded debt mutually agreed to by the Ad Hoc Committee and Curative; provided, further, that the available and funded amount of the exit facility shall be mutually agreed to by the Ad Hoc Committee and Curative.

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VIII.	Trade Credit and Other General Unsecured Claims:(1)

All general unsecured claims allowed by the bankruptcy court against Curative (other than the claims of contract counter-parties, and excluding general unsecured claims against Apex and eBioCare and excluding the Curative Litigation Claims and Apex Litigation Claims) (the “Curative Unsecured Claims”) shall receive: (a) if the Curative Unsecured Claims vote as a class to accept the plan: (i) a note payable over time with a principal amount equal to the respective allowed claim as a percentage of the amount of all allowed unsecured claims against Curative on a consolidated basis (excluding Apex and eBioCare) multiplied by the value of Curative on a consolidated basis (excluding Apex and eBioCare) (each a “Curative Unsecured Note” and collectively the “Curative Unsecured Notes”). The Curative Unsecured Notes shall each have a term of 7 years and shall accrue (but not pay) interest at the rate of interest such that the present value of the Curative Unsecured Note equals the face amount of the Curative Unsecured Note, or such other terms as the Ad Hoc Committee or Curative mutually agree or otherwise established by the bankruptcy court; provided, however, that the Curative Unsecured Notes shall not be issued until the respective claims are allowed by the bankruptcy court, and interest shall not begin to accrue until each respective Curative Unsecured Note is issued; or (ii) if specifically designated by a holder, a cash payment payable on the later of (A) 30 days after the general unsecured claims are allowed by the Bankruptcy Court, or (B) the Effective Date, equal to 50% of the face amount of the Curative Unsecured Note; (b) if the Curative Unsecured Claims vote as a class to reject the plan, the Senior Noteholder Recovery; or (c) such other consideration agreed to by CURE and the Ad Hoc Committee or as otherwise approved by the bankruptcy court.

All general unsecured claims of contract counter-parties against Curative (including Apex and eBioCare), other than non-residential real property leases which may be rejected by Curative, shall be unimpaired, assumed and paid in cash in the ordinary course of business; provided, however, to the extent the contracts between Apex and/or eBioCare and the retail pharmacies are executory such contracts shall be rejected.

(1)           It is anticipated that there will be no general unsecured claims against Curative as of the petition date other than claims of (a) contract counter-parties, (b) the holders of the Apex Note, DHS Claims, Apex Litigation Claims and Curative Litigation Claims, (c) the Senior Noteholders and (d) claims entitled to administrative expense status under section 503(b)(9) of the Bankruptcy Code.

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If there are any allowed general unsecured claims against Apex and eBioCare (the “Apex Unsecured Claims”), such Apex Unsecured Claims shall receive the same treatment as the DHS Claims as described in Section V above.

IX.	Federal, State and Local Tax Claims:	The claims of Federal, State and Local taxing authorities against Curative and its subsidiaries shall be paid in full in cash when due or as permitted by section 1129(a)(9) of the Bankruptcy Code.

X.	Other Priority Claims:

Other priority claims against Curative and its subsidiaries shall be paid in full in cash upon consummation of the Restructuring, or upon such other terms as CURE and the beneficiary of such payment may agree; provided, however, that claims entitled to administrative expense status in accordance with section 503(b)(9) of the Bankruptcy Code shall be paid in full in cash when due and in the ordinary course of business.

XI.	Senior Note Claims:

The Senior Noteholders shall not receive the interest payment due on November 1, 2005 under the Senior Notes.

On the Effective Date, all of the Senior Notes shall be cancelled and in exchange therefor, each Senior Noteholder (together with, if applicable, the holders of the Apex Convertible Note, the DHS Claims (at the DHS Percentage Recovery or as otherwise agreed), the Apex Litigation Claims (at the DHS Percentage Recovery), the Curative Litigation Claims, the Curative Unsecured Claims and the Apex Unsecured Claims (at the DHS Percentage Recovery)) shall receive (a) a pro-rata portion of newly authorized and issued CURE common stock (the “New CURE Stock”) representing 100% of the common stock ownership of CURE as of the Effective Date and (b) a pro-rata portion of the net proceeds of the New Debt (the “Cash Consideration”).

The allowance by the bankruptcy court of any claim

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listed above prior to the Effective Date shall not be a condition to the Effective Date, and any consideration due such claim shall be reserved pending such final resolution by the bankruptcy court.

All such New CURE Stock allocations are subject to dilution from the exercise of options on the re-capitalized equity to be reserved for distribution pursuant to the CURE LTIP (as defined below). CURE shall take all reasonably necessary actions to de-register the New CURE Stock under the Securities Exchange Act of 1934. On the Effective Date, CURE shall enter into a Registration Rights Agreement in form, scope and substance reasonably satisfactory to the Ad Hoc Committee providing the Senior Noteholders with customary demand, piggy-back registration rights, and tag along and drag along rights with respect to the New CURE Stock.

Curative and the Ad Hoc Committee agree to make reasonable accommodations with respect to the Senior Noteholders if it would be reasonably likely that Curative would be required to register the New CURE Stock under the Securities and Exchange Act of 1934, as amended.

CURE shall provide certain information (via website posting), including but not limited to, audited annual financial statements, unaudited quarterly financial statements and disclosures regarding material events.

XII.	Section 510(b) Claims:	All securities litigation claims and other claims that come within the scope of section 510(b) of the Bankruptcy Code shall be treated in accordance therewith.

XIII.	Management Incentive:	On the Effective Date, a new long-term stock incentive program (the “CURE LTIP”) shall be approved and implemented. The terms of the CURE LTIP are attached hereto as Exhibit A.

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XIV.	Corporate Governance:

As of the Effective Date, CURE shall have a five person Board of Directors consisting of CURE’s current chief executive officer, and four nominees of the Senior Noteholders selected by a majority in amount of the Senior Noteholders who are members of the Ad Hoc Committee; provided, however, that the four nominees shall be selected by such Senior Noteholders no later than the earlier of (a) ten days prior to the confirmation hearing on the Plan and (b) February 28, 2006.

On the Effective Date, CURE shall reincorporate as a Delaware corporation and adopt revised Bylaws and Certificate of Incorporation which shall be in form, scope and substance satisfactory to the Ad Hoc Committee.

XV.	Releases:

The plan of reorganization shall include a full discharge and release of liability in favor of (a) CURE and each of its subsidiaries, (b) the Senior Noteholders, and (c) each of their respective principals, employees, agents, officers, directors, and professionals from: (i) any and all claims and causes of action arising prior to the Effective Date and (ii) any and all claims arising from the actions taken or not taken in good faith in connection with the Restructuring.

XVI.	Conditions:

The Restructuring proposal set forth herein shall be subject to, among other things:

i.      the receipt of all required legal and regulatory approvals;

ii.     the approval of the Board of Directors of CURE and the Guarantors;

iii.    the negotiation and execution of definitive documentation reasonably acceptable to the signatories of the supporting agreements for the Restructuring.

XVII.	Plan Support Agreement:

Upon agreement between Curative and the Senior Noteholders regarding the terms of the Restructuring, Curative and the holders of at least 78% of the Senior Notes shall enter into one or more formal agreements (the “Plan Support Agreements”). The signatories to the Plan Support Agreements would, among other

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things, support the Restructuring, and (a) extend the time for the Company to disclose Company Confidential Information until the date of the execution of the Plan Support Agreements; (b) subject to receipt of an approved disclosure statement satisfying the requirements of the Bankruptcy Code applicable to disclosure statements and United States securities laws, as applicable, that contains information concerning Curative and a plan that conforms with the terms of the Restructuring (the “Plan”), vote all of its claims against CURE and the Guarantors to accept such Plan and otherwise support, and take all reasonable actions to facilitate, the proposal, solicitation, confirmation, and consummation of such Plan; (c) not object to confirmation of, or vote to reject, the Plan or otherwise commence any proceeding to oppose or alter the Plan, the disclosure statement in respect of the Plan, the solicitation of its acceptance of the Plan or any other reorganization documents containing terms and conditions consistent in all material respects with the term sheet; (d) vote against any restructuring, workout or plan of reorganization relating to Curative other than the Plan; and (e) not directly or indirectly seek, solicit, support, encourage, vote for, consent to, or participate in the negotiation or formulation of (x) any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, or restructuring for any part of Curative other than the Plan, (y) any disposition outside of the Plan of all or any substantial portion of the assets of Curative or any of its subsidiaries, or (z) any other action that is inconsistent with, or that would delay or obstruct the proposal solicitation, confirmation, or consummation of, the Plan. The signatories to the Plan Support Agreement would, among other things, support the Plan and the Restructuring and in the event that any signatory sells, assigns or otherwise conveys its claims (a “Sale Transaction”), it would condition said Sale Transaction upon the transferee’s assumption of the Plan Support Agreement.

XVIII.	Plan Support Agreement:

It shall be a condition precedent to Curative taking action to implement the Restructuring that the holders of at least 78% of the Senior Notes have each executed and delivered to Curative Plan Support Agreements.

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XIX.	Implementation:

The Restructuring shall be effectuated through a mutually acceptable pre-packaged or pre-arranged Chapter 11 plan of reorganization of Curative, the Guarantors and, only to the extent necessary, any of Curative’s remaining domestic subsidiaries. The definitive documentation shall be in form and substance reasonably satisfactory to Curative and the Ad Hoc Committee and may not contain terms which vary materially from the terms described herein.

XX.	Fees and Expenses:

In addition to paying the expenses of its own legal and financial advisors, Curative shall continue to pay the fees and expenses of Bingham McCutchen LLP and Houlihan Lokey Howard & Zukin through the Effective Date, in accordance with the terms of the existing fee agreements. CURE also agrees to pay the fees and expenses of local counsel (if required) to the Ad Hoc Committee through the Effective Date.

XXI.	Warrants:

Subject to applicable state and federal laws and regulations, the holders of existing CURE common stock shall be entitled to receive a pro rata share of warrants in an aggregate amount of 2.5% of New CURE Stock with a strike price set at a price where the recovery to the Senior Noteholders is equal to $185 mm plus accrued interest through the petition date. Notwithstanding the foregoing, warrants shall only be issued if such issuance would not reasonably be likely to require Curative to register such warrants or New CURE Stock under the Securities Exchange Act of 1934, as amended.

XXII.	Indemnification/D&O Insurance:

All indemnification obligations, D&O insurance policies and other protections in favor of Curative’s officers and directors shall be assumed and remain in full force and effect both during and after any chapter 11 cases.

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EXHIBIT A

CURE LTIP

•                  There shall be no cash key employee retention program payments made to any employees of Curative during the chapter 11 cases.

•                  All employment agreements shall be assumed in connection with a plan of reorganization provided, however, all employment agreements shall be amended: (i) to ensure compliance with section 409A of the Internal Revenue Code of 1986, (ii) to ensure they are consistent with the CURE LTIP, (iii) to provide that no employee shall be entitled to any severance solely for a change of control resulting from the Restructuring, and (iv) to provide other customary provisions, including non-compete, termination and severance provisions; provided, further, that the employment agreement of the CEO shall be assumed as amended to provide for his agreement to accept one half ($750,000) of his cash Stay Bonus upon the Effective Date and reinvest $375,000 of the after tax payment in New CURE Stock with a market value of $375,000, with the amount of New CURE Stock issued determined at plan value. Further, for the avoidance of doubt, the remaining portion of CEO’s Stay Bonus ($750,000) shall be paid in cash no later than April 23, 2007, unless payable earlier under the terms of the Employment Agreement, including the following: (i) a termination by CEO for Good Reason following a Change of Control (the restructuring shall not constitute a Change of Control); or (ii) a termination by the Company of CEO without Cause; provided, further, that the employment agreement of the CFO shall be assumed as amended to provide (x) that the CFO shall continue with Curative through April 30, 2006, (y) for the payment of severance of one year’s Base Salary and (z) the elimination of the stay bonus.

•                  Curative’s existing employee bonus programs shall remain in full force and effect and the existing board of directors may establish bonus awards under such bonus programs until the Effective Date.  After the Effective Date, Curative’s new board of directors may establish bonus awards under such bonus programs.

•                  The following allocation of New CURE Stock shall be distributed at the discretion of Curative’s new board of directors to 25 employees to be identified consistent with Exhibit B attached hereto.(2)

•                  2.5% Restricted Stock – time vesting only.

•                  9.5% Options — Strike price equal to FMV (plan value) — Curative’s new board of directors shall approve a vesting schedule in consultation with the CEO who will work with a nationally recognized healthcare employee compensation expert to develop a recommendation based on an analysis of management incentive programs for healthy or restructured healthcare companies and other restructured

(2)                                  The New CURE Stock allocated to management shall be structured in a manner that minimizes any adverse tax treatment to Curative and to management which may include a vesting buyback provision.

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companies, if deemed comparable and appropriate by the healthcare employee compensation expert.(3)

•                  In the event of a change in control (the Restructuring shall not constitute such change of control), all Restricted Stock and Options issued under the LTIP shall automatically vest if not already vested.

•                  In the event of a sale of any business unit, the Restricted Stock issued under the LTIP shall automatically vest, if not already vested, for the purposes of any distribution of proceeds from the sale.

•                  In the event of a sale of any business unit which results in the sale proceeds being distributed to shareholders, the strike price of the Options issued under the LTIP shall be automatically adjusted to reflect the impact of the sale.  The mechanism for such adjustment shall be determined in consultation with the nationally recognized healthcare employee consultation expert.

•                  In the event of a sale of any business unit, the proceeds from such sale shall first be used to pay down the Funded Debt Obligations.

•                  In the event that Curative’s Chief Executive Officer and new board of directors cannot agree to a vesting schedule for the 9.5% Options within 30 from the Effective Date, the employment contracts for those employees entitled to the 9.5% Options shall be amended to permit any such employee to resign from Curative and receive severance, but not Options, and only to the extent of severance, if any, due to any such employee with respect to a termination without cause.  For the avoidance of doubt, no employee shall be entitled to any severance for a change of control solely resulting from the Restructuring.

•                  The new board of directors of Curative shall develop and implement an incentive compensation program appropriate for all other employees of Curative.

(3)                                  The nationally recognized healthcare employee compensation expert shall be retained by Curative, in consultation with the Ad Hoc Committee, within 30 days from the date hereof.

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EXHIBIT B

Executive Management Team (7)

President and Chief Executive Officer

Chief Operating Officer

Chief Financial Officer

Sr. Vice President Operations

Sr. Vice President Sales & Marketing

Sr. Vice President Finance

Sr. Vice President Operations WC

Senior Management Team (18)

Vice President Human Resources

Vice President Sr. Corporate Counsel

Vice President Corporate Compliance

Vice President Information Technology

Vice President Billing & Reimbursement

Vice President Clinical Services

Vice President Operations

Area Vice President — the purpose of this position is to direct sales and operations of multiple Critical Care Systems branches within an assigned region in order to maximize revenues and profitability in accordance with corporate goals and philosophies.

Vice President, NE

Vice President, West

Vice President, Atlantic

Vice President, South

Vice President, Midwest

Regional Director, Wound Care  — is responsible for the direct operations management of both existing Wound Care Centers/Wound Management Programs in the area assigned and those in implementation.  This position is responsible for the achievement of the financial objectives (full P&L responsibility), quality healing outcome results of their respective area, and ensures that departmental efficiency goals are achieved.

Regional Director, Wound Care

Regional Director, Wound Care

Regional Director, Wound Care

Regional Vice President, Wound Care

Director of Business Development, Wound Care  — is responsible for the development of assigned new Curative service models and achievement of assigned development revenue as defined by the goals of the territory and the region.  Works in a team approach towards achievement of territory and region goals adhering to the Curative mission statement and the Company’s strategic and operating principles.

Director of Business Development

Director of Business Development

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EXHIBIT B

Transferee Acknowledgment

EXHIBIT B

[TO BE INSERTED INTO LETTERHEAD OF TRANSFEROR]

                                          , 2005

                                           (the “Transferee”)

Re: Transferee Acknowledgment

Ladies and Gentlemen:

This letter (this “Letter”) is in reference to paragraph 5 of that certain Plan Support Agreement (the “PSA”) entered into as of December     , 2005, among Curative Health Services, Inc. and its subsidiaries (collectively, the “Company” or “Curative”) and the Supporting Noteholders.  All capitalized terms used but not defined herein have the meanings given to them in the PSA.

Paragraph 5 of the PSA provides, in relevant part, as follows:

As long as this Agreement has not been terminated pursuant to Section 7 hereof and the confirmation and effective date of the Plan have not occurred, no Supporting Noteholder may,  directly or indirectly sell, assign, transfer, hypothecate, grant any option or right to acquire, or otherwise dispose of (each, a “Transfer”) all or any portion of any claim against or equity interest in the Company or any interest therein, unless the purchaser, assignee, or transferee (the “Transferee”) agrees in writing in the form attached hereto as Exhibit B (such writing a “Transferee Acknowledgment”) at the time of such Transfer to be bound by all of the terms of this Agreement in its entirety, without revisions, as a Party hereto, including without limitation Section 1 hereof.  Upon execution of the Transferee Acknowledgment, the Transferee shall be deemed to be a Supporting Noteholder.  Any Transfer not effected in accordance with the foregoing shall be deemed void ab initio.  In the event of a Transfer, the transferor shall, within three business days after such Transfer, provide notice of such transfer to Curative Health Services, Inc., together with a copy of the Transferee Acknowledgment and, if the transferor has transferred all of its claims subject to this Agreement, then such transferor shall automatically be released from any further obligations hereunder.

As of                                       , 2005, we, the undersigned have agreed to Transfer the following principal amount of Senior Notes to the countersigning party, as Transferee:

Issuance	Issue Amount	Maturity	Principal Amount Transferred
10.75% Senior Notes	$185 million	2011	$

By your countersignature in the space provided below, you, as Transferee, represent and warrant that you have received the PSA (attached as Exhibit A) and the Term Sheet (attached hereto as Exhibit B).

Please indicate your agreement to be bound by (a) the PSA as a Supporting Noteholder and (b) the terms and conditions of this Letter, in each case in their entirety without revisions (including with respect to any and all claims or interests you already may hold against or in Curative prior to the Transfer of the interests described above), by countersigning below and returning a copy of this Letter to the Transferor.  This Letter may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Letter. Delivery of an executed signature page of this Letter by facsimile shall be effective as delivery of a manually executed signature page of this Letter.  Upon receipt of your countersignature to this Letter, which is a precondition to any Transfer of the interests described above, this Letter shall be provided to Curative Health Services, Inc. pursuant to paragraph 5 of the PSA.

Very truly yours,

[INSERT NAME OF TRANSFEROR]

ACCEPTED AND AGREED

[INSERT NAME OF TRANSFEREE]

Exhibit A

Plan Support Agreement

Exhibit B

Term Sheet